Sub-Advisory Agreement

between

Nomura Asset Management U.S.A. Inc.

and

Nomura Asset Management U.K. Limited

AGREEMENT made this                      day of December, 2008 by and between Nomura Asset Management U.S.A. Inc., a New York corporation with its principal offices at Two World Financial Center, New York, New York (hereinafter called the “Advisor”), and Nomura Asset Management U.K. Limited, an English corporation with its principal offices at 6th Floor, Nomura House, 1 St. Martin’s-le-Grand, London EC1A 4NT, United Kingdom (the “Sub-Advisor”).

WHEREAS, Nomura Partners Funds, Inc. (the “Corporation”) and the Advisor have entered into an Investment Advisory Agreement pursuant to which the Advisor is to act as investment advisor for International Equity Fund (the “Fund”), a series of the Corporation:

WHEREAS, the Investment Advisory Agreement provides that the Advisor may engage the Sub-Advisor to furnish advisory services to the Fund;

WHEREAS, the Sub-Advisor and its affiliated persons have personnel in the UK and other locations throughout the world and have been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located in such countries, and providing investment advisory services in connection therewith;

WHEREAS the Sub-Advisor, authorized and regulated by the Financial Services Authority (“FSA”) in the United Kingdom, shall treat the Advisor as a Professional Client in accordance with the rules and definitions of the FSA, and draws the Advisor’s attention to various regulatory disclosures and notifications attached hereto in Exhibit 1.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Advisor and the Sub-Advisor agree as follows:

1. Duties: The Advisor may, in its discretion, appoint the Sub-Advisor to perform one or more of the following services with respect to all or a portion of the investments of the Fund. The services and the portion of the investments of the Fund to be advised or managed by the Sub-Advisor shall be as agreed upon from time to time by the Advisor and the Sub-Advisor. The Sub-Advisor shall pay the salaries and fees of all personnel of the Sub-Advisor performing services for the Fund relating to research, statistical and investment activities.

(a) Investment Management: If and to the extent requested by the Advisor, the Sub-Advisor shall, subject to the supervision of the Advisor, manage all or a portion of the investments of the Fund in accordance with the investment objective, policies and limitations provided in the Corporation’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 (the “1940 Act”) and rules thereunder, as amended from time to time, the Corporation’s policies and procedures (“Compliance Program”), as furnished to the Advisor by the Corporation, and such other limitations as the Corporation or Advisor may impose with respect to the Fund by notice to the Sub-Advisor. The Sub-Advisor is authorized to make investment decisions on behalf of the Fund with regard to any stock, bond, other securities or investment instruments, and to place orders for the purchase and sale of such securities and instruments through such broker-dealers as the Sub-Advisor may select. The Sub-Advisor may also be authorized, but only to the extent such duties are delegated in writing by the Advisor and to the extent permitted by applicable laws and regulations, to provide additional investment management services to the Fund, including but not limited to services such as managing foreign currency investments, purchasing and selling or writing futures and options contracts, borrowing money, or lending securities on behalf of the Fund. All investment management and any other activities of the Sub-Advisor shall at all times be subject to the control and direction of the Advisor and the Corporation’s Board of Directors.

(b) Subsidiaries and Affiliates: The Sub-Advisor may perform any or all of the services contemplated by this Agreement directly or through such of their subsidiaries or other affiliated persons as the Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the Corporation and, if applicable, the Fund’s shareholders to the extent required pursuant to the 1940 Act and rules thereunder.

2. Information to be Provided to the Corporation and the Advisor: The Sub-Advisor shall furnish such reports, evaluations, certifications, financial statements, information or analyses to the Corporation and the Advisor as the Corporation’s Board of Directors or the Advisor may reasonably request from time to time, or as the Sub-Advisor may deem to be desirable.

3. Brokerage: In connection with the services provided under subparagraph (a) of paragraph 1 of this Agreement, the Sub-Advisor shall place all purchase and sale orders for the Fund with brokers or dealers selected by the Sub-Advisor, which may include brokers or dealers affiliated with the Advisor or Sub-Advisor, in accordance with applicable law, regulations and the Corporation’s procedures furnished to the Advisor. The Sub-Advisor shall use its best efforts to seek to execute Fund transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or to the other accounts over which the Sub-Advisor or the Advisor exercise investment discretion. The Sub-Advisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor has with respect to accounts over which it exercises investment discretion. The Sub-Advisor shall provide the Advisor and the Directors of the Corporation periodic reports of the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

4. Compensation: For services provided under paragraph 1 of this Agreement, the Advisor agrees to pay the Sub-Advisor a monthly Investment Management Fee, equal to 50% of the monthly advisory fee received by the Advisor from the Fund.

5. Expenses: It is understood that each of the Fund and the Corporation will pay all of its respective expenses other than those expressly stated to be payable by the Sub-Advisor hereunder or by the Advisor under the Advisory Agreement with the Corporation.

6. Interested Persons: It is understood that Directors, officers, and shareholders of the Corporation are or may be or become interested in the Advisor or the Sub-Advisor as directors, officers or otherwise and that directors, officers and shareholders of the Advisor or the Sub-Advisor are or may be or become similarly interested in the Corporation, and that the Advisor or the Sub-Advisor may be or become interested in the Corporation as a shareholder or otherwise.

7. Services to Other Companies or Accounts: The services of the Sub-Advisor to the Advisor are not to be deemed to be exclusive, the Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Advisor’s ability to meet all of its obligations hereunder. The Sub-Advisor shall for all purposes be an independent contractor and not an agent or employee of the Advisor or the Corporation.

8. Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Advisor, the Corporation, the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

9. Duration and Termination of Agreement; Amendments:

(a) Subject to prior termination as provided in subparagraph (d) of this paragraph 9, this Agreement shall continue in force for a period of two years from the date hereof and shall continue in force from year to year thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Corporation’s Board of Directors or by vote of a majority of the outstanding voting securities of the Fund.

(b) This Agreement may be modified by mutual consent of the Advisor, the Sub-Advisor and the Corporation (by its Board of Directors and, if applicable, the Fund’s shareholders) subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases of, the Commission.

(c) In addition to the requirements of subparagraphs (a) and (b) of this paragraph 9, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d) Either the Advisor or the Sub-Advisor may, at any time on sixty (60) days’ prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its board of directors, or with respect to the Corporation, by vote of a majority of the Fund’s outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment or in the event of the termination of the Investment Advisory Agreement.

10. FSA Disclosure and Notification:

(a) The Advisor hereby acknowledges that prior to the execution of this Agreement, it has received from the Sub-Advisor the Notification to the Advisor, the Summary of Order Execution Policy and the Risk Disclosures for Profession al Clients (contained in Exhibit 1), and confirms that it has read and fully understood the contents of such disclosures and notifications.

(b) The Advisor hereby confirms and consents to the Notification to the Advisor and the Summary of Order Execution Policy, and acknowledges that:

i.	the Sub-Advisor will treat the Advisor as a “Professional Client” as defined in the FSA Rules

ii.	the Sub-Advisor shall adhere to the “best execution requirements” set out in the Summary of Order Execution Policy at all times unless the Advisor gives specific instructions, and to the extent that such instructions directly contradict the best execution requirements; and

iii.	subject to the FSA Rules and in accordance with its policy on conflicts of interest, the Sub-Advisor may combine transactions for the Fund, with transactions for associates, connected clients and/or other clients

(c) The Advisor confirms that it has read and fully understood the warnings from the Sub-Advisor to the Advisor as set out in the Risk Disclosures for Professional Clients and acknowledges that the ongoing investment management and advisory services in connection with the investment, realization and re-investment of the assets of the Fund are subject to the risks set out in the Risk Disclosures for Professional Clients:

(d) The Sub-Advisor undertakes to the Advisor on a continuing basis that:

i.	it shall not make public the Advisor’s orders in respect of securities trading on a regulated market which are not immediately executed under prevailing market conditions unless the Sub-Advisor deems such public disclosure necessary in order to achieve best execution; and

ii.	it shall complete the allocation on a fair and reasonable basis and in accordance with the FSA Rules.

(e) The Sub-Advisor undertakes that when amendment or modification are made to the Summary of Order Execution Policy and/or the Risk Disclosures for Profession al Clients, it shall send copies of the revised Summary of Order Execution Policy and/or the Risk Disclosures for Professional Clients to the Advisor as soon as practicable but in any event no later than the 5th Business Day from the effective date of such amendment or modification.

(f) The Sub-Advisor shall notify the Advisor in writing promptly if it considers that any specific instructions from the Advisor may contradict the best execution requirements set out in the Summary of Order Execution Policy (as amended from time to time), and shall seek confirmation from the Advisor in writing before execution of such order.

(g) The Advisor hereby gives consents to the amendments and additions to any of the Notification to the Advisor, the Summary of Order Execution Policy and the Risk Disclosures for Profession al Clients from time to time if the Sub-Advisor considers that such amendments or modifications are necessary and in compliance with the FSA Rules. Nonetheless, upon receipt of the revised documents in accordance with clause 10(e) above, the Advisor may withdraw its consents to the revised Notification to the Advisor, the Summary of Order Execution Policy and the Risk Disclosures for Profession al Clients in writing. The Advisor undertakes that such consents shall not be unreasonably withdrawn.

11. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to the choice of laws provisions thereof. The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.

12. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

14. Proxy Voting. Provided the Advisor has timely forwarded the relevant proxy materials to the Sub-Advisor or its designated proxy voting administrator, the Sub-Advisor shall review the proxy materials and instruct the Advisor as to the specific action to take with regards to the proxy voting.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

NOMURA ASSET MANAGEMENT U.S.A. INC.

By: Title:

Nomura Asset Management U.K. Limited

By: Title:

Nomura Asset Management U.K. Limited

By: Title:

Exhibit 1

Nomura Asset Management U. K. Limited (the "Sub-Advisor")

Notification to the Advisor

I.	Client Categorisation

As a professional client, the FSA Rules allow that the Advisor may request to be treated as a retail client (and benefit from the higher level of protection under the FSA Rules for retail clients). It is not the Sub-Advisor’s policy however to accept requests to be treated as a retail client for any type of business. Alternatively, the Advisor may request that the Sub-Advisor treats the Advisor as an eligible counterparty; a change of classification in this way implies a greater level of sophistication on the Advisor’s part as an investor and as a consequence the Advisor may lose the benefit of certain protections that would otherwise have been available to the Advisor. It is only possible to be classified as an eligible counterparty for services which are fully non-advised. Requesting to be an eligible counterparty would, therefore, have very little relevance to the Sub-Advisor’s business and, as it is not in accordance with the services the Sub-Advisor offers, any such request is likely to be refused.

II.	Order Execution

The Sub-Advisor has in place a policy to enable it to comply with the best execution rules in the FSA Rules, relating to the execution of orders and decisions to deal on behalf of clients (the "Execution Policy").

The Sub-Advisor’s summary Execution Policy is provided in Annex A hereto.

The Sub-Advisor will at all times comply with the Execution Policy, although do note that the Advisor’s specific instructions in relation to the execution of orders may prevent the Sub-Advisor from following, and will mean that the Sub-Advisor is not required to follow, the Execution Policy in relation to such orders, although only in respect of the elements of execution covered by the instructions.

III.	Aggregation

Subject to the FSA Rules and in accordance with the Sub-Advisor’s policy on conflicts of interest, the Sub-Advisor may combine transactions for the Fund, with transactions for associates, connected clients and/or other clients. The effect of the aggregation may operate to the advantage or disadvantage of individual clients. The Sub-Advisor will complete the allocation on a fair and reasonable basis and in accordance with the FSA Rules.

IV.	Advice

If the Sub-Advisor informs the Advisor that it will advise the Advisor in relation to a Fund or if the Advisor requests that the Sub-Advisor do so and the Sub-Advisor accepts this, the Sub-Advisor will take reasonable steps to assess whether the advice or recommendation is suitable for the Advisor based on information which the Advisor is required to provide on the investment objectives of such Fund, the financial status and knowledge and experience of the Advisor in the relevant investment field.

It is the Advisor’s responsibility to ensure that such information is kept up to date.

As a professional client, the Sub-Advisor is entitled to assume that the Advisor has the requisite knowledge and experience in the relevant investment field. If the Advisor does not consider this to be the case, the Advisor must make the Sub-Advisor aware of this prior to the provision of such advice.

Where the Sub-Advisor makes a personal recommendation to the Advisor, unless the Sub-Advisor expressly states otherwise at the time the recommendation is made, it is valid only at the time it is made and must not be relied on at any time after the Sub-Advisor makes it.

V.	Conflicts of Interest

The Sub-Advisor is required to treat the Advisor fairly in relation to conflicts of interest or material interests. The Sub-Advisor operates in accordance with a Conflicts of Interest Policy of the Sub-Advisor ("Conflicts of Interest Policy") under which the Sub-Advisor has identified those situations in which there may be a conflict of interest and, in each case, the steps the Sub-Advisor will take to manage that conflict.

The Sub-Advisor’s aim is to sufficiently manage such conflicts of interest in such a way as to avoid risk of material damage to the Advisor’s interests. Where the Sub-Advisor considers on a specific occasion that the Sub-Advisor is not able to do this through organisational and administrative arrangements, the Sub-Advisor will inform the Advisor of the nature and/or sources of the relevant conflict of interest in order to allow the Advisor to make an informed decision whether to continue to transact business with the Sub-Advisor. In other circumstances, the Sub-Advisor may decline to act for the Advisor where the Sub-Advisor is not able to manage the conflict of interest in any other way.

The Conflicts of Interest Policy sets out the types of actual or potential conflicts of interest which may affect the Sub-Advisor’s business and provides details of how these are managed in detail. The primary aim is always to manage and reduce such conflicts. Just by way of example, certain conflicts of duty or interest that might arise are as follows:

•

the Sub-Advisor may deal on the Advisor’s behalf in investments where the Sub-Advisor or another group company act as financial or other adviser to the issuer of such investments or to any other person in connection with such investments;

•	the Sub-Advisor may place orders for transactions to be effected on the Advisor’s behalf with an associated company (which is acting as principal or as agent); or

•	the Sub-Advisor may act in the same transaction as agent for more than one client collectively;

•

the Sub-Advisor may deal on the Advisor’s behalf in investments in relation to which the Sub-Advisor has a material interest as a result of their issue having been underwritten by another group company;

•	the Sub-Advisor may deal on the Advisor’s behalf in investments where the issuer is a company which is controlled by the Sub-Advisor, or is under common control with the Sub-Advisor;

•	the Sub-Advisor may effect trading between clients’ accounts;

•	the Sub-Advisor or an associated company may undertake Investment Business (as defined under the FSA Rules) for other clients.

In the course of providing services to the Advisor, the Sub-Advisor may pay or receive fees, commissions or other non-monetary benefits from third parties. Where the Advisor is introduced to the Sub-Advisor by an associated company or a third party, the Sub-Advisor may pay that introducer a fee representing a percentage of some or all of the revenues received in relation to the relevant services or investment. The Sub-Advisor might also pay them a connected fee if they provide ancillary services. Where the Sub-Advisor has introduced an affiliated company or a third party to the Advisor, the Sub-Advisor may also receive such a fee from them. When the Sub-Advisor concludes that is in the best interests of the Fund to outsource a certain function to an affiliated company or a third party, the Sub-Advisor may pay a fee to that affiliated company or third party for assisting in carrying out that function.

Further information as to the amount or basis of calculation of any commission is available on request. In addition, on request, the Sub-Advisor will provide further information on relevant profits, fees, commissions, remuneration or non-monetary benefits.

VI.	Risk factors

Under the FSA Rules, the Sub-Advisor is required to warn the Advisor about the risks associated with the investments of the Fund. A general description of the nature and risks of investments which may be held in the Fund is set out in Annex B hereto.

VII.	Data Protection

The Sub-Advisor may use, store or otherwise process any personal data provided to the Sub-Advisor under this Agreement or otherwise acquired by the Sub-Advisor (from sources such as public registers). Such personal data may be processed by the Sub-Advisor for the purpose of managing the Sub-Advisor’s relationship with the Advisor, providing the Advisor with portfolio management services, the prevention and detection of fraud, complying with legal or regulatory obligations, the evaluation of the Advisor’s potential financial needs or marketing of financial services and products to the Advisor and for administering this Agreement.

The Sub-Advisor will ensure compliance with any legislation in force from time to time which implements the European Community’s Directive 95/46/EC and is applicable to the services provided under this Agreement, including the Data Protection Act 1998 in the United Kingdom.

Annex A

Summary of the Order Execution Policy

of Nomura Asset Management U. K. Limited (“NAMUK”)

1.	Purpose

In accordance with the FSA’s rules, with effect from 1st November 2007, we, NAMUK are required to provide you with a summary of our order execution policy which outlines the way in which we achieve best execution (on which see paragraph 2, below) on your behalf. We also summarise the execution factors that we take into account and their relative importance to our execution process.

2.	Definition

Best execution has been defined as taking all reasonable steps to obtain the best possible result for the client. In order to achieve this, certain “execution factors” need to be considered. These include price, size, costs, speed, likelihood of execution and settlement, nature or any other consideration relevant to the order. Some of these factors will be more relevant to certain asset classes and transaction types than others.

3.	Best Execution

The NAMUK trading team is a multi asset class trading function and the vast majority of these assets are classed as financial instruments under Markets in Financial Instruments Directive (“MiFID”), over which this policy presides.

It is important to note that NAMUK traders will strive to achieve best execution such as this for all asset types and classes regardless of the definition under MiFID. Given the diversity in markets and types of orders that are executed, different factors have to be considered when assessing the nature of best execution. One aspect of this is that prevailing market conditions can affect theses factors. For example, in times of high price volatility timeliness of execution becomes a more important factor whereas in low liquidity markets sometimes the fact that an execution takes place at all could be considered best execution.

The best execution requirements will not apply where we have specific instructions from a client as to how an order should be executed, to the extent that such instructions directly contradict those requirements.

4.	Execution Venue Selection

Venues will be selected as part of an evaluation process by a team made up of Heads of Portfolio Management, Trading, Settlement and Compliance. The objective is to ensure that there are sufficient venues available to give the trader the best opportunities to execute orders at any given time. Currently all venues through which access is made are brokers to whom we place your orders. Part of the selection process will include an evaluation of these brokers’ execution or equivalent policy or arrangements to ensure that they in turn provide best execution and sufficient venues including direct market access, multilateral trading facilities (“MTFs”), market makers and various exchanges. Where necessary, and as required under the FSA Rules, we may provide brokers with our consent to them trading off exchange or outside MTFs in order to obtain the best possible result for you.

From this list of brokers the trader will assess the market conditions against the execution factors and will select a broker on the basis of the best possible outcome for you.

5.	Factors Affecting Execution Performance

Some circumstances can affect the best execution outcome. Handling a high volume of trades can increase slippage between the time the trader receives the instruction and placing the trades into the market. In most cases pre-execution checks are made which include, but are not limited to, availability check and liquidity tests.

Some checks, such as availability checks require responses from third parties i.e. custodians.

6.	Where Investment Management is Outsourced

In many cases, NAMUK will appoint an affiliate or third party to provide day to day investment management services. NAMUK will ensure that appropriate standards of best execution are applied by the delegate and will monitor as appropriate. Delegates outside of the European Economic Area are not required to produce an order execution policy.

7.	Monitoring and Review

Our policy will be reviewed whenever a material event occurs that affects or contributes to the best execution outcome, for example the addition of a new trading system or process, and you will be advised accordingly. Otherwise the policy will be reviewed on an annual basis.

Should you have any questions regarding this summary please contact your client services representative at NAMUK.

Annex B

Nomura Asset Management U. K. Limited

Risk Disclosures for Professional Clients

Under the FSA’s rules, with effect from 1st November 2007, you have been categorised as a Professional Client for the purposes of all services which we provide to you in relation to the following products:

•	transferable securities

•	money market instruments

•	options, futures, swaps, forward rate agreements and any other derivatives contracts relating to:

•	commodities, whether cash and/or physical settled and whether or not traded on a regulated market and/or MTF

•	climatic variables, freight rates, commission allowances or inflation rates or other official economic statistics

•	derivative instruments for the transfer of credit risk

•	financial contracts for differences

•	other derivative contracts and Investments

In deciding to deal with us in such products generally, and in any particular case, you will have already assessed the risks involved in those products and in any related services and strategies which, in any particular case, may (as relevant) include any of, or a combination of any of, the following:

•	credit risk

•	market risk

•	liquidity risk

•	interest rate risk

•	FX risk

•	business, operational and insolvency risk

•	the risks of OTC, as opposed to on-exchange, trading, in terms of issues like the clearing house ‘guarantee’, transparency of prices and ability to close out positions

•	contingent liability risk

•	regulatory and legal risk

In relation to any particular product or service there may be particular risks which are drawn to your attention in the relevant terms sheet, offering memorandum or prospectus or otherwise.